EXHIBIT 10.1

Orleans Homebuilders, Inc.
Supplemental Executive Retirement Plan

(Amended and Restated September 27, 2007, Effective as of September 1, 2005)

Section 1 - Statement of Purpose

The Supplemental Executive Retirement Plan, as herein amended and restated, is designed and implemented for the purpose of providing to a limited group of key management or highly compensated employees of Orleans Homebuilders, Inc. (the “Company”) who are largely responsible for the Company’s success the opportunity to receive supplemental executive retirement benefits, thereby increasing the incentive of such key employees to remain in the employ of the Company and to make the Company more profitable.  Special payments shall be made to Participants upon retirement or death and are intended to provide Participants with additional financial security.

It is the Employer’s intention that, for purposes of the Plan, all references to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be deemed to include any applicable regulations issued by the IRS and/or the Treasury Department (including proposed, temporary and/or final regulations) and any guidance that may be issued by the IRS and/or the Treasury Department interpreting such Code Section from time to time.

Section 2 - Definitions

2.1           “Accrued Benefit” means a Participant’s normal retirement benefit, as described in Section 5.1 hereof, multiplied by a fraction, the numerator of which is the Participant’s total number of Years of Service with the Employer at the time of determination, and the denominator of which is the aggregate number of Years of Service with the Employer the Participant would have accumulated at his or her Normal Retirement Date.  For purposes of the Plan and payment of any benefits that are actuarially equivalent to a Participant’s Accrued Benefit, the Accrued Benefit shall be converted first to an Actuarial Equivalent present value representing an amount that would be payable as a single lump sum being the Actuarial Equivalent in value of the normal retirement benefit payable (to the extent accrued as of any relevant date of determination) assuming for these purposes payment would commence at age 65 as a monthly annuity for the life of the Participant or for a period of ten years (one hundred twenty (120) months) in the event the Participant’s death occurs before the end of such ten year period.  Any such lump sum Actuarial Equivalent shall then be converted into any permitted or required form of benefit payment under the Plan (such converted benefit being the Actuarial Equivalent in value of the Participant’s Accrued Benefit stated as a lump sum payment).

2.2           “Actual Gross Investment Return” means the actual investment return on assets used by the Employer to informally fund the Plan, without reduction for cost of insurance, separate account fees and charges, or mortality and expense charges, and including mortality gains not distributed as survivor benefits to Participants or their beneficiaries.

2.3           “Actuarial Equivalent” means, with respect to a given benefit, any other benefit provided under the terms of the Plan which has the same present or equivalent value on the date the given benefit payment commences, as determined by the Employer using reasonable actuarial assumptions.

2.4           “Adjusted Target Retirement Benefit” means the Target Retirement Benefit adjusted each year pursuant to Section 5.1 and which represents the actual retirement benefit to be paid a Participant.

2.5           “Administrator” or “Plan Administrator” means the Committee, and also any other person that may have been designated by the Board or the Committee to take on any of the duties and/or responsibilities of the Administrator under the terms of the Plan as its delegatee.

2.6           “Beneficiary” means any person or persons designated by a Participant in writing on a form satisfactory to the Employer.  In the absence of any living designated beneficiary, a deceased Participant’s Beneficiary shall be the deceased Participant’s then living spouse, if any, for his or her life; if none, or from and after such spouse’s death, then the living children of the deceased Participant, if any, in equal shares, for their joint and survivor lives; and if none, or after their respective joint and survivor lives, the estate of the deceased Participant.

2.7           “Board” means the Board of Directors of the Employer.

2.8           “Change of Control” means the first to occur of the following dates:

(a)           the date the stockholders of the Employer (or the Board, if stockholder action is not required) approve a plan or other arrangement pursuant to which the Employer will be dissolved or liquidated; or

(b)           the date the stockholders of the Employer (or the Board, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of the Employer; or

(c)           the date the stockholders of the Employer (or the Board, if stockholder action is not required) and the stockholders or equity holders of the other constituent corporation, limited liability Employer, partnership or other business entity (or its board of directors or other governing body or person if equity holder action is not required) have approved a definitive agreement to merge or consolidate the Employer with or into such other entity, other than, in either case, a merger or consolidation of the Employer in which holders of shares of the Employer’s Common Stock immediately prior to the merger or consolidation will have at least a majority of the voting power of the surviving entity’s equity securities immediately after the merger or consolidation, which voting securities are to be held in the same proportion as such holders’ ownership of Common Stock of the Employer immediately before the merger or consolidation; or

(d)           the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (other than (A) the Employer or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Employer or any of its subsidiaries, (B) Jeffrey P. Orleans or family members of Jeffrey P. Orleans (all such persons being referred to as “Orleans Family Members”), (C) any entity a majority of the equity in which is owned by Orleans Family Members, or (D) any trust as to which a majority of the beneficiaries are Orleans Family Members), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Employer’s common stock or other voting equity securities.

2.9           “Committee” means the Board, or any committee (or committees) that may be authorized by the Board to oversee, administer and amend the Plan.  The Board may, at any time and from time to time, modify the composition of the Committee or designate one or more persons to serve as the Committee (or as the Committee with respect to any designated group of Participants) at its discretion.  Any reference herein to the “Committee” shall be deemed to be a reference to the Board when it acts as Administrator of the Plan, and/or to such administrative committee or committees as may have been established by the Board to administer the Plan in its stead.

2.10         “Employer” means Orleans Homebuilders, Inc., a Delaware corporation, and, as applicable, any subsidiary or affiliate of Orleans Homebuilders, Inc., to the extent any employee of such subsidiary or affiliate has been designated as participating in this Plan.

2.11         “Disability” means a situation where a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident, health or disability plan covering employees of the Employer.  The Disability of a Participant shall be determined by a licensed physician selected by the Employer.

2.12         “Early Retirement Date” means the date on which a Participant attains age 55, with at least five (5) years of Participation in the Plan.

2.13         “Effective Date” means September 1, 2005.

2.14         “Employee” means an employee of the Employer.

2.15         “Employer” means the Employer and any successors that shall maintain this Plan.

2.16         “High Average Recognized Compensation” means the average of the Employee’s highest five consecutive years’ Recognized Compensation.

2.17         “Normal Retirement Date” means the date on which a Participant attains age 65 with at least five (5) years of Participation in the Plan.

2.18         “Participant” means an Employee selected by the Committee for participation in the Plan in accordance with Section 4 hereof, and who has not for any reason become ineligible to participate further in this Plan.  An individual shall be deemed to continue as a Participant until all benefits payable to the Participant under this Plan have been distributed.

2.19         “Plan” means the Orleans Homebuilders, Inc. Supplemental Executive Retirement Plan as contained in this document, including all amendments thereto.

2.20         “Plan Participation Agreement” means a written agreement between a Participant and the Employer in substantially the form attached hereto as Exhibit A.

2.21         “Plan Year” means, in general, the twelve month period commencing on January 1 of each year and ending the following December 31; provided, however, that the initial Plan Year shall be the short period commencing on September 1, 2005 and ending December 31, 2005.

2.22         “Recognized Compensation” of a Participant means, for a Plan Year, the lesser of:  (a) the Participant’s Recognized Compensation Cap (as hereinafter defined) for such Plan Year and

(b) the Participant’s annual salary in effect for such Plan Year plus the Participant’s Recognized Bonus (as hereinafter defined).  With respect to the first Plan Year, a Participant’s Recognized Compensation shall be his or her annual salary payable for 2005 plus the annual bonus, if any, which such Participant was paid during 2005.  Notwithstanding anything to the contrary in this definition of Recognized Compensation:  (a) no amount earned or paid as a result of an “earn-out” or similar arrangement entered into by the Employer in the connection with the Employer’s acquisition of any business, business entity or assets, whether by way of asset purchase, equity purchase, merger or otherwise, shall be included in any Participant’s Recognized Compensation.  The “Recognized Compensation Cap” for the Plan Year ending December 31, 2005 shall be $1,200,000.  For each Plan Year ending after December 31, 2005, the Recognized Compensation Cap shall be increased by 4% on a cumulative basis.  A Participant’s “Recognized Bonus” shall be determined as of any applicable date as follows:  For any Participant whose regular bonus is payable as an annual bonus, such Participant’s Recognized Bonus shall be the Participant’s most recent annual bonus awarded (whether or not actually paid) to such Participant; provided, however, that in the event the Participant’s most recent bonus payment would normally have been awarded prior to the date the Recognized Bonus is being calculated (under the Employer’s general bonus arrangements), but no such annual bonus was actually awarded to such Participant because a determination was made that no bonus should be paid for the relevant fiscal year, the Recognized Bonus for such Participant shall be $0.  For any Participant whose regular bonus is payable more frequently than annually, such Participant’s Recognized Bonus for a Plan Year shall be the amount of such Participant’s regular bonuses awarded (whether or not actually paid) to such Participant during the Employer’s most recent prior fiscal year.  In addition to the foregoing, the Committee may, at its discretion, include other amounts paid or payable as bonus compensation for a Participant as part of such Participant’s Recognized Bonus for a Plan Year.

2.23         “Target Gross Investment Return” means the projected investment return on assets used by the Employer to informally fund the Plan, without reduction for cost of insurance, separate account fees and charges, or mortality and expense charges, and including mortality gains not distributed as survivor benefits to Participants or their beneficiaries.  The Target Gross Investment Return is 8%.

2.24         “Target Retirement Benefit” means the annual target retirement benefit for each Participant calculated pursuant to Section 5.1.

2.25         “Year of Future Service” means a Year of Service completed after an individual became a Participant in the Plan.

2.26         “Year of Prior Service” means a Year of Service completed before an individual became a Participant in the Plan.

2.27         “Year of Service” means a period of twelve consecutive months during which a Participant is employed by the Employer.  Unless otherwise provided in his or her Plan Participation Agreement, in determining a Participant’s Years of Service, he or she shall receive credit for service from and after his or her most recent employment commencement date.  For purposes of any calculations required to be made under the Plan involving Years of Service, including Years of Future Service and Years of Prior Service, a partial Year of Service shall be taken into account.  This shall be done by treating such partial Year of Service as a fraction of a Year of Service, the numerator of which is the number of full months of employment of the Participant for such partial Year of Service, and the denominator of which is twelve (12).

Section 3 – Plan Administration

3.1           POWERS AND DUTIES OF THE ADMINISTRATOR.  The Committee shall be the Plan Administrator, and shall administer the Plan for the exclusive benefit of the Participants and their Beneficiaries, subject to the specific terms of the Plan.  The Administrator shall administer the Plan in accordance with its terms and shall have the power and discretion to construe the terms of the Plan and to determine all questions arising in connection with the administration, interpretation, and application of the Plan.  The Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of the Plan; provided, however, that any procedure, discretionary act, interpretation or construction shall be done in a nondiscriminatory manner based upon uniform principles consistently applied.  The Administrator shall have all powers necessary or appropriate to accomplish its duties under this Plan and shall also have the express authority to delegate its duties and obligations hereunder to such person or persons as the Committee deems appropriate.

The Administrator shall be charged with the duties of the general administration of the Plan, including, but not limited to, the following:

(a)           The discretion to determine all questions relating to the eligibility of Employees to participate or remain a Participant hereunder and to receive benefits under the Plan;

(b)           To compute and make determinations with respect to the amount of benefits to which any Participant shall be entitled hereunder;

(c)           To authorize and make nondiscretionary or otherwise directed disbursements to Participants;

(d)           To maintain all necessary records for the administration of the Plan;

(e)           To interpret the provisions of the Plan and to make and publish such rules for the regulation of the Plan as are consistent with the terms hereof;

(f)            To prepare and implement a procedure to notify employees that they have been selected as eligible to participate in the Plan;

(g)           To assist any Participant regarding his rights, benefits, or elections available under the Plan.

The Employer shall indemnify, hold harmless and defend the Administrator from any liability which the Administrator may incur in connection with the performance of his or her duties in connection with this Plan, so long as the Administrator was acting in good faith and within what the Administrator reasonably understood to be the scope of his or her duties.

3.2           RECORDS AND REPORTS.  The Administrator shall keep a record of all actions taken and shall keep all other books of account, records, and other data that may be necessary for proper administration of the Plan and shall be responsible for supplying all information and reports to the Employer, Participants and Beneficiaries.

3.3           PARTICIPANT STATEMENT.  The Administrator shall provide each Participant each Plan Year a statement indicating that Participant’s current and projected retirement benefit under the Plan.

3.4           INFORMATION FROM EMPLOYER.  To enable the Administrator to perform his functions, the Employer shall supply full and timely information to the Administrator on all matters relating to the compensation of all Participants, their retirement, death, disability, or termination of employment, and such other pertinent facts as the Administrator may require.  The Administrator may rely upon such information as is supplied by the Employer and shall have no duty or responsibility to verify such information.

3.5           CLAIMS PROCEDURE.  Claims for benefits under the Plan may be filed with the Administrator on forms supplied by the Employer. Written or electronic notice of the disposition of a claim shall be furnished to the claimant within 90 days after the claim is filed.  If additional time (up to 90 days) is required by the Administrator to process the claim, written notice shall be provided to the claimant within the initial 90 day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render a determination.

In the event the claim is denied in whole or in part, the notice shall set forth in language calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including  a statement of the claimant’s right, if any, to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following an adverse benefit determination on review.

3.6           CLAIMS REVIEW PROCEDURE.  Any Employee, former Employee, or Beneficiary who has been denied a benefit by a decision of the Administrator pursuant to Section 3.5 shall be entitled to request the Administrator to give further consideration to his claim by filing with the Administrator a request for a hearing.  Such request, together with a written statement of the reasons why the claimant believes his claim should be allowed, shall be filed with the Administrator no later than 60 days after receipt of the written notification provided for in Section 3.5.  The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.  The Administrator shall then conduct a hearing within the next 60 days, at which the claimant shall have an opportunity to submit comments, documents, records and other information relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator shall make a final decision as to the allowance of the claim within 60 days of receipt of the appeal (unless there has been an extension due to special circumstances, provided the delay and the special circumstances occasioning it are communicated to the claimant in writing within the 60 day period), and a decision shall be rendered as soon as possible but not later than 120 days after receipt of the request for review; provided, however, in the event the claimant fails to submit information necessary to make a benefit determination on review, such period shall be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the request for additional information.  The decision on review shall be written or electronic and, in the case of an adverse determination, shall include specific reasons for the decision, in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.  The decision on review shall also include (i) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and (ii) a statement describing any voluntary appeal procedures offered by the Plan, and a statement of the claimant’s right, if any, to bring an action under Section 502(a) of ERISA and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

Section 4 - Eligibility and Participation

4.1           ELIGIBILITY.  The Committee, in its sole discretion, shall select the Employees of the Employer who are eligible to become Participants and shall determine whether the Participant shall be classified as a Tier 1 or Tier 2 Participant.

4.2           PARTICIPATION.  The Committee shall notify those Employees selected for participation in the Plan and the level of benefits to which the Employee is entitled under this Plan.  An eligible Employee becomes a Participant in the Plan upon the execution and delivery by him or her and the Employer of a Plan Participation Agreement.

Section 5 - Retirement Benefit

5.1           ADJUSTED TARGET RETIREMENT BENEFIT.  If a Participant is employed by the Employer until his or her Normal Retirement Date, such Participant may retire and receive his or her Adjusted Target Retirement Benefit, determined as set forth below in this Section 5.1, and subject to adjustment to take into account the 5-year moving average of Actual Gross Investment Return, also as set forth below in this Section 5.1; provided, however, that commencement of payment of the Participant’s benefit under this Section 5.1 may not begin until 60 days after the date the Participant furnishes notice to the Committee of his or her intent to retire, and subject to any additional delay as may be required pursuant to Section 5.9 of the Plan:

Tier 1 Participants     The annual Target Retirement Benefit for a Tier 1 Participant shall be an amount equal to .50% for each Year of Prior Service (to a maximum of 20 Years of Prior Service) plus 1% for each Year of Future Service, multiplied by the Participant’s High Average Recognized Compensation.

Tier 2 Participants     The annual Target Retirement Benefit for a Tier 2 Participant shall be an amount equal to .50% for each Year of Prior Service (to a maximum of 20 Years of Prior Service) plus .75% for each Year of Future Service, multiplied by the Participant’s High Average Recognized Compensation.

A Participant’s Adjusted Target Retirement Benefit for benefits to be paid in a Plan Year (or any portion thereof) shall be determined by adjusting the Participant’s Target Retirement Benefit to reflect any difference between (1) the 5-year moving average at the beginning of such Plan Year of the annual Actual Gross Investment Return and (2) the Target Gross Investment Return of 8%.

For example, if a Participant’s annual Target Retirement Benefit is $100,000 and at the beginning of Plan Year 1 the 5-year moving average of the annual Actual Gross Investment Return is 9%, the Adjusted Target Retirement Benefit for Plan Year 1 would be $112,500 (9% is 112.5% of 8%.  112.5% of $100,000 is $112,500.)  If at the beginning of Plan Year 2 the 5-year moving average of the annual Actual Gross Investment Return is 7.5%, the Adjusted Target Retirement Benefit for Plan Year 2 would be $93,750 (7.5% is 93.75% of 8%.  93.75% of $100,000 is $93,750.)

5.2           PAYMENT OF RETIREMENT BENEFIT.  The Adjusted Target Retirement Benefit as determined for each Plan Year shall be payable in equal monthly installments commencing on the first day of the month following the Participant’s actual retirement (or such later date as may be required pursuant to Section 5.1 or Section 5.9) and continuing for the remainder of the Participant’s life.

5.3           EARLY RETIREMENT BENEFIT.  If a Participant is employed by the Employer until his or her Early Retirement Date, he or she, with the express written consent of the Committee, shall be entitled to receive as an annual early retirement benefit an amount (1) calculated as if Participant’s Early Retirement Date was in fact Participant’s Normal Retirement Date and (2) actuarially reduced so that such early retirement benefit is the Actuarial Equivalent of his or her normal retirement benefit, taking into account commencement of such benefit before reaching age 65.  This early retirement benefit shall be payable in equal monthly installments commencing on the first day of the month following the Participant’s actual retirement (or such later date as may be required pursuant to Section 5.9) and continuing for the remainder of the Participant’s life.  In the event any Participant retires or the Participant’s employment otherwise terminates before attaining his or her Normal Retirement Date (other than by reason of the Participant’s death or Disability) without having obtained the Committee’s express written consent to an early retirement benefit, such Participant shall forfeit entirely all benefits payable under the Plan.

5.4           DEATH AFTER RETIREMENT.  If a Participant should die after retirement and prior to the completion of one hundred twenty (120) monthly payments, such monthly payments shall be continued to the Participant’s Beneficiary until the completion of a combined total of one hundred twenty (120) monthly payments; provided, however, that this Section 5.4 shall not be applicable to the extent an alternate form of payment has been elected under Section 5.5, in which case the terms of such alternate form of payment shall control.

5.5           ALTERNATE FORM OF PAYMENT.  The Employer may, in its sole and absolute discretion, approve a retiring Participant’s request of an alternate form of payment of the benefit; provided, however, that any such alternate form of payment shall be subject to Section 5.9 hereof (requiring compliance with Code Section 409A) and shall be the Actuarial Equivalent of the benefit otherwise payable hereunder.  By way of example, it is anticipated that a  Participant may request a benefit in the form of joint and survivor annuity with his or her spouse, in lieu of the single life annuity normally paid under the terms of the Plan.  Any such election to modify the form of annuity would be subject to the consent of the Committee, and would be given effect only to the extent such change is consistent with the provisions of Treasury Regulation Section 1.409A-2(b)(2)(ii) (or any successor regulation or other IRS guidance) treating certain changes in life annuity forms as not being a change in time and form of payment, or as an otherwise permitted subsequent deferral of the benefit commencement date for a period of not less than five years and the election for such deferral is made at least 12 months before the benefits would otherwise have commenced.

5.6           DEATH WHILE EMPLOYED AFTER NORMAL RETIREMENT DATE.  A Participant whose employment with the Employer continues after his or her Normal Retirement Date and who dies while so employed shall be deemed to have retired immediately prior to such Participant’s death.  As a consequence, the benefit payable upon the Participant’s death under these circumstances shall be calculated as though such Participant had retired and become entitled to an annuity payable for the Participant’s lifetime, followed immediately by such Participant’s death, following which a benefit equal to such Participant’s monthly retirement benefit is payable to such Participant’s Beneficiary in the form of one hundred twenty (120) monthly payments, consistent with Section 5.4, above.

5.7           FORFEITURE OF BENEFITS.  Except as otherwise expressly provided herein, if a Participant terminates employment with the Employer prior to attaining his or her Normal Retirement Date, other than by reason of Early Retirement, death or Disability, such Participant shall not be entitled to any benefits under this Plan.

5.8           WITHHOLDING TAXES  Employer shall deduct from any payment of benefits the amount of any federal, state or local income or employment taxes required to be withheld or paid with respect to the distribution.

5.9           COMPLIANCE WITH CODE SECTION 409A.  Notwithstanding anything contained herein to the contrary, no distribution of benefits shall be made to any Participant if such distribution would violate the provisions of Code Section 409A(a)(2).  As a consequence, no distribution of any portion of a Participant’s Accrued Benefit under the Plan may be made by reason of such Participant’s termination of employment until the date that is six months after such Participant’s termination of employment if such Participant was a “specified employee” (as hereinafter defined) as of the date of his or her termination of employment, to the extent required to comply with Code Section 409A(a)(2)(B)(i) and Treasury Regulation Section 1.409A-3(i)(2).  For these purposes, the term “specified employee” shall have the meaning set forth in Code Section 409A(a)(2)(B)(i) and Treasury Regulation Section 1.409A-1(i).  Any amounts distributed on a deferred basis shall then be paid with interest calculated using the interest or discount rate generally in use for purposes of determining Actuarial Equivalent values under the Plan.

Section 6 – Pre-Retirement Survivor Benefit

6.1           PRE-RETIREMENT SURVIVOR BENEFIT.  If a Participant dies while employed by the Employer prior to his or her Normal Retirement Date, the Employer shall pay to the deceased Participant’s Beneficiary, as a survivor benefit, and as the only benefit payable under this Plan with respect to such Participant, (1) an amount equal to one hundred percent (100%) of the Participant’s Death Benefit Recognized Compensation (as hereinafter defined) determined as of the date of such Participant’s death in a lump sum as soon as practicable following the Participant’s Death, and (2) an amount equal to fifty percent (50%) of such initial payment as soon as practicable following each of the next four anniversaries of the Participant’s date of death.  Benefits under this Section 6.1 shall not be payable to a Participant qualifying under Section 5.6.  A Participant’s “Death Benefit Recognized Compensation” shall mean, in general, the average of the Participant’s Recognized Compensation determined with respect to the Plan Year in which the Participant’s death occurred (determined as of the date of the Participant’s death) and the Participant’s Recognized Compensation for each of the two preceding Plan Years (determined in each case taking into account base salary for each of such preceding Plan Years, and the Participant’s bonuses determined in the same manner as determined for purposes of determining such Participant’s Recognized Compensation for the year of the Participant’s death.  For purposes of determining a Participant’s Death Benefit Recognized Compensation where the Participant has not been a Participant for a full three years, the Participant’s Recognized Compensation shall be determined as an average based on the Participant’s years of participation in the Plan only.

Section 7 - Disability Benefit and Authorized Leave of Absence

7.1           DISABILITY BENEFIT.  Notwithstanding anything to the contrary herein, if a Participant’s employment with the Employer is terminated prior to attaining his or her Normal Retirement Date as a result of the Participant’s Disability, then, for purposes of this Plan, it shall be deemed that the Participant has remained in the employ of the Employer until the earliest to occur of: (a) the Participant’s death; (b) the Participant’s attaining age 65; or (c) the cessation of the Participant’s Disability and the failure of the Participant to return to active employment with the Employer within a reasonable time after recovery from the Disability.

7.2           AUTHORIZED LEAVE OF ABSENCE.  A Participant’s employment with the Employer shall not be deemed to have terminated for purposes of this Plan during any authorized leave of absence except to the extent otherwise required to be treated as a termination of employment for purposes of Code Section 409A.

Section 8 - Employer-Owned Life Insurance (“COLI”)

8.1           EMPLOYER OWNS ALL RIGHTS.  In the event that, in its discretion, the Employer purchases a life insurance policy or policies insuring the life of any Participant to allow the Employer to informally finance and/or recover, in whole or in part, the cost of providing the benefits hereunder, neither the Participant nor any Beneficiary shall have any rights whatsoever therein.  The Employer shall be the sole owner and beneficiary of any such policy or policies and shall possess and may exercise all incidents of ownership therein, except in the event of the establishment of and transfer of said policy or policies to a trust by the Employer as described in Section 12 hereof.

8.2           PARTICIPANT COOPERATION.  If the Employer decides to purchase a life insurance policy or policies on any Participant, the Employer will so notify such Participant.  Such Participant shall consent to being insured for the benefit of the Employer and shall take whatever actions may be necessary to enable the Employer to timely apply for and acquire such life insurance and to fulfill the requirements of the insurance carrier relative to the issuance thereof as a condition of eligibility to participate in the Plan.

8.3           PARTICIPANT MISREPRESENTATION.  If: (a) any Participant is required by this Plan to submit information to any insurance carrier; and (b) the Participant makes a material misrepresentation in any application for such insurance; and (c) as a result of that material misrepresentation the insurance carrier is not required to pay all or any part of the proceeds provided under that insurance, then the Participant’s (or the Participant’s Beneficiary’s) rights to any benefits under this Plan may be, at the sole discretion of the Committee, reduced to the extent of any reduction of proceeds that is paid by the insurance carrier because of such material misrepresentation.

8.4           SUICIDE.  Notwithstanding any other term or provision of the Plan or the Plan Participation Agreement, if a Participant dies by reason of suicide and if the Employer’s receipt of insurance proceeds is as a result reduced, then the Participant’s (or the Participant’s Beneficiary’s) rights to any benefits under this Plan may be, at the sole discretion of the Committee, reduced to the extent of any reduction of proceeds that is paid by the insurance carrier.

Section 9 - Administrator

9.1           RESIGNATION.  Any person or entity who has been designated to act as the Plan Administrator or who is a member of the Committee may resign from such position at any time by written notice to the Committee, which shall be effective thirty (30) days after receipt of such notice or such earlier date as agreed to by the Administrator and the Committee.

9.2           REMOVAL.  Any person or entity who has been designated to act as the Plan Administrator or who is a member of the Committee may be removed from such position by the Committee or the Board with or without advance notice.

9.3           APPOINTMENT OF SUCCESSOR.  If the Administrator resigns or is removed, a successor shall be appointed, in accordance with Section 9.4, by the effective date of resignation or removal under this Section 9.  If no such appointment has been made, the Administrator may apply to a court of competent jurisdiction for appointment of a successor or for instructions.  All expenses of the Administrator in connection with the proceeding shall be allowed as administrative expenses of the Employer.

9.4           SUCCESSOR ADMINISTRATOR.  If any person or entity who has been designated to act as the Plan Administrator or who is a member of the Committee resigns or is removed in accordance with Section 9.1 or 9.2, the Committee may appoint any other person as successor Administrator or Committee member.  The appointment shall be effective when accepted in writing by the new Administrator.  The new Administrator or Committee member shall have all of the rights and powers of the former Administrator or Committee member, as the case may be.

Section 10- Amendment and Termination

10.1         AMENDMENT.  The Employer shall have the right at any time to amend or terminate this Plan.  However, no amendment shall be effective so as to reduce the amount of any Participant’s Accrued Benefit, or to delay the payment of any amount to a Participant beyond the time that such amount would be payable without regard to such amendment.

10.2         CESSATION OF ACCRUAL OF BENEFITS.  The Employer shall have the right at any time to notify the Participants that benefits will no longer accrue under the Plan.  Upon any such notice, retirement benefits payable to a Participant shall be based on the Participant’s Accrued Benefit at the date of the notice referred to in the preceding sentence.

10.3         TERMINATION.  The Employer shall have the right to terminate the Plan and distribute as a lump sum payment to each Participant an amount that constitutes the Actuarial Equivalent of the Participants Accrued Benefit calculated as of the date the Plan is terminated; provided, however, that any such termination of the Plan shall be implemented in a manner that complies with Code Section 409A.  Participants understand that in the event the Plan is terminated, the Participants may receive a distribution of their Accrued Benefit at a date that is earlier than would have been the case had the termination of the Plan not occurred, and the distribution may be made in a form that differs from the form of distribution that would have been in effect if the Plan had not been terminated.

Section 11 –Miscellaneous

11.1         NONALIENATION OF BENEFITS.  No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under this Plan or any Plan Participation Agreement shall be void.  No such right or benefit shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled thereto.  No amount of the benefit will, prior to payment, be subject to garnishment, attachment, execution or levy of any kind, and will not be transferable by operation of law in the event of the bankruptcy, insolvency or death of the employee.  If a Participant or any Beneficiary hereunder shall become bankrupt, or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event, the Committee may hold or apply the same or any part thereof for the benefit of the Participant or his or her Beneficiary, spouse, children, or other dependents, or any of them in such manner and in such amounts and proportions as the Committee may deem proper.

11.2         UNSECURED LIABILITY.  The obligation of the Employer to make payments hereunder to a Participant shall constitute an unsecured liability of the Employer.  Such payments shall be made from the general funds of the Employer and the Employer shall not be required to establish or maintain any special or separate fund, to purchase or acquire life insurance on a Participant’s life, or otherwise to segregate assets to assure that such payments shall be made.  Neither a Participant nor any other person shall have any interest in any particular asset of the Employer by reason of its obligations hereunder and the right of any of them to receive payments under this Plan shall be no greater than the right of any other unsecured general creditor of the Employer.  Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Employer and a Participant or any other person.

11.3         NO CONTRACT OF EMPLOYMENT  This Plan shall not be deemed to constitute a contract between the Employer and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee.  Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of the Employer or to interfere with the right of the Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge may have upon him or her as a Participant of this Plan.

11.4         DESIGNATION OF BENEFICIARY.  Each Participant shall file with the Administrator a notice in writing, in a form acceptable to it, designating one or more Beneficiaries to whom payments becoming due by reason of or after his or her death shall be made.  Participants shall have the right to change the Beneficiary or Beneficiaries so designated from time to time; provided, however, that no such change shall become effective until received in writing and acknowledged by the Administrator.

11.5         PAYMENT TO INCOMPETENTS.  The Employer shall make the payments provided herein directly to the Participant or Beneficiary entitled thereto or, if such Participant or Beneficiary has been determined by a court of competent jurisdiction to be incompetent, then payment shall be made to the duly appointed guardian, committee or other authorized representative of such Participant or Beneficiary.  The Employer shall have the right to make payment directly to a Participant or Beneficiary until it has received actual notice of the physical or mental incapacity of such Participant or Beneficiary and actual notice of the appointment of a duly authorized representative of his or her estate.  Any payment to or for the benefit of a Participant or Beneficiary shall be a complete discharge of all liability of the Employer therefore.

11.6         INTERPRETATION.  The interpretation and construction of the Plan by the Administrator, and any action taken hereunder, shall be binding and conclusive upon all parties in interest.  The Administrator shall not be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of the Plan, so long as such action or omission be made in good faith.

11.7         AUTHORITY TO APPOINT A COMMITTEE.  The Board, within its discretion, shall have the authority to appoint a Committee of one (1) or more of its members, or other person or persons, which shall have authority over the Plan (or a portion of the Plan) in lieu of the entire Board.  Unless otherwise determined by the Board, the Employer’s Compensation Committee shall serve as the Committee.

11.8         AUTHORITY TO ESTABLISH A TRUST.  The Committee shall have the right at any time to establish a trust to which the Employer may transfer from time to time certain assets to be used by said trustee(s) to satisfy some or all of the Employer’s obligations and liabilities under the Plan.  All assets held by such trust shall be subject to the claims of the Employer’s creditors in the event of the Employer’s Insolvency (as defined herein).  The Employer shall be considered “Insolvent” for purposes of said trust if: (a) the Employer is unable to pay its debts as they become due; or (b) the Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

11.9         PREPAYMENT.  The Committee may, in its sole and absolute discretion, prepay all or any part of the monthly installments remaining to be paid to a Participant or Beneficiary under this Plan.  The amount of such prepayment shall equal the Actuarial Equivalent of the remaining monthly installments being prepaid, as determined by the Board in its discretion, and receipt thereof by the Participant or Beneficiary shall be in full satisfaction of those obligations of the Employer under the Plan and applicable Plan Participation Agreement.  Notwithstanding the foregoing, any such prepayment right shall be subject to compliance with Code Section 409A and Section 5.9 of the Plan.

11.10       BINDING EFFECT.  Obligations incurred by the Employer pursuant to this Plan shall be binding upon and inure to the benefit of the Participant, his or her Beneficiaries, personal representatives, heirs, and legatees.

11.11       ENTIRE PLAN.  This document and any amendments hereto contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

11.12       MERGER, CONSOLIDATION OR ACQUISITION.  In the event of a merger or consolidation of the Employer with another corporation or entity, or the sale or lease of all or substantially all of the Employer’s assets to another corporation or entity, or the acquiring by another corporation or entity of a right to elect at majority of the Board, then and in such event the obligations and responsibilities of the Employer under this Plan shall be assumed by any such successor or acquiring corporation or entity, and all of the rights, privileges and benefits of the Participants hereunder shall continue.

11.13       SPECIAL PROVISIONS ON THE OCCURRENCE OF A CHANGE OF CONTROL.  In the event there is a Change of Control, the following provisions shall apply upon and after the Change of Control and not withstanding anything to the contrary set forth in the Plan, the applicability of following provisions shall be subject in all cases to compliance with Code Section 409A and Section 5.9 of the Plan:

(a)           Each Participant shall be fully vested in his or her Accrued Benefit under the Plan.

(b)           Following a Change of Control, a Participant’s Early Retirement Date and/or Normal Retirement Date shall be the date on which the Participant attains age 55 or age 65, respectively, without regard to whether the Participant has five (5) years of Participation in the Plan.

(c)           Any Participant who remains employed through his or her Early Retirement Date and who retires or terminates from employment with the Employer for any reason other than death shall receive an early retirement benefit calculated as provided in Section 5.3, or a normal retirement benefit calculated as provided in Section 5.1, as the case may be.

(d)           Any Participant who terminates his or her employment with the Employer for any reason other than death prior to attaining his or her Early Retirement Date shall receive an early retirement benefit commencing as of the first day of the month following his or her attainment of age 55 payable as described in Section 5.3 (early retirement benefit) and being the Actuarial Equivalent of his or her Accrued Benefit (determined as of the date of such Participant’s termination of employment).

(e)           In the event a Participant terminates his or her employment with the Employer for any reason other than death prior to attaining his or her Early Retirement Date and such Participant then dies prior to attaining his or her Early Retirement Date, the Participant’s Beneficiary shall be entitled to payment of a lump sum death benefit equal to the Actuarial Equivalent value of such Participant’s Accrued Benefit (determined as of the date of such Participant’s termination of employment).

(f)            In the event a Participant’s employment with the Employer terminates by reason of such Participant’s death, the Participant’s Beneficiary shall be entitled to a death benefit as determined pursuant to Section 6.1 of the Plan (Pre-Retirement Survivor Benefit).

(c)           The Employer shall establish a grantor trust (the “Rabbi Trust”) using a trust agreement that is substantially in the form published by the IRS as a model trust agreement in Revenue Procedure 92-64, containing provisions requiring the trustee to use the assets of such trust to pay Participants’ benefits under the Plan, except as otherwise required in the event of the Employer’s bankruptcy or insolvency, and shall transfer to the Rabbi Trust any and all life insurance policies acquired in connection with the Plan (as generally described in Section 8, above), and shall further contribute such additional funds to the Rabbi Trust if necessary so that the assets of the Rabbi Trust may be certified by an enrolled actuary who has satisfied the qualifications set forth in the regulations of the Joint Board for the Enrollment of Actuaries and who has been approved by the Joint Board to perform actuarial services under the Employee Retirement Income Security Act of 1974, as amended (or an actuary having comparable qualifications) as being sufficient to pay all of the benefits accrued under the Plan as of such date using reasonable actuarial assumptions.  Notwithstanding the foregoing, no transfer of funds to the Rabbi Trust shall be made to the extent such a transfer would violate Code Section 409A(b) or applicable regulations thereunder.

Section 12 - Construction

12.1         CONSTRUCTION OF THIS PLAN  This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania, other than its laws respecting choice of law.

12.2         GENDER AND NUMBER.  The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular shall include the plural, unless the context clearly indicates to the contrary.

12.3         HEADINGS.  All headings used in this Plan are for convenience of reference only and are not part of the substance of this Plan.

12.4         ENFORCEABILITY.  If any term or condition of this Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, and such term or condition except to such extent or in such application, shall not be affected thereby, and each and every term and condition of the Plan shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

12.5         UNIFORMITY  All provisions of this Plan shall be interpreted and applied in a uniform, nondiscriminatory manner.  In the event of any conflict between the terms of this Plan and any summaries or other descriptions of this Plan, the Plan provisions shall control.

IN WITNESS WHEREOF, this Plan, having been duly approved and adopted by Orleans Homebuilders, Inc., is executed by a duly authorized officer of the Employer.

Orleans Homebuilders, Inc.

	By:	MICHAEL T. VESEY
Michael T. Vesey, President

Attest:

LAWRENCE J. DUGAN
Lawrence J. Dugan, Secretary